UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1)*

LA QUINTA HOLDINGS INC.

(Name of Issuer)

Common Stock, par value $0.01 per share

(Title of Class of Securities)

50420D108

(CUSIP Number)

December 31, 2015

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

13G

CUSIP No. 50420D108	Page 2 of 44

1.	Name of Reporting Persons: BRE/LQJV-NQ L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 13,539,310
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 13,539,310
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 13,539,310
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 10.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 50420D108	Page 3 of 44

1.	Name of Reporting Persons: BRE/Prime Mezz 2 L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,864,344
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,864,344
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,864,344
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 50420D108	Page 4 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Partners IV L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 2,917,216
	6.	Shared Voting Power: 13,539,310
	7.	Sole Dispositive Power: 2,917,216
	8.	Shared Dispositive Power: 13,539,310
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 16,456,526
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 12.7%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 5 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Partners IV.F L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 354,094
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 354,094
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 354,094
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.3%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 6 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Partners IV.TE.2 L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 143,262
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 143,262
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 143,262
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 7 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Partners (DC) IV.TE.1 L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 381,502
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 381,502
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 381,502
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.3%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 8 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Partners (DC) IV.TE.2 L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 524,036
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 524,036
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 524,036
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.4%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 9 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Partners (DC) IV.TE.3-A L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 608,156
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 608,156
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 608,156
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 10 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Holdings IV L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 178,324
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 178,324
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 178,324
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 11 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Partners V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 6,091,344
	6.	Shared Voting Power: 13,539,310
	7.	Sole Dispositive Power: 6,091,344
	8.	Shared Dispositive Power: 13,539,310
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 19,630,654
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 15.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 12 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Partners V.F L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,541,053
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,541,053
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,541,053
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 13 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Partners V.TE.1 L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 2,193,670
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 2,193,670
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 2,193,670
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.7%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 14 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Partners V.TE.2 L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 5,635,931
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 5,635,931
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 5,635,931
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 4.3%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 15 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Partners (AIV) V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 176,582
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 176,582
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 176,582
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 16 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Holdings V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 888,596
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 888,596
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 888,596
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.7%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 17 of 44

1.	Name of Reporting Persons: BRE/Prime Mezz 3-A L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,864,344
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,864,344
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,864,344
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 50420D108	Page 18 of 44

1.	Name of Reporting Persons: BRE/Prime Holdings L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,864,344
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,864,344
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,864,344
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 50420D108	Page 19 of 44

1.	Name of Reporting Persons: WIH Hotels L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 1,864,344
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 1,864,344
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 1,864,344
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 1.4%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 50420D108	Page 20 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Associates IV L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 4,928,266
	6.	Shared Voting Power: 13,539,310
	7.	Sole Dispositive Power: 4,928,266
	8.	Shared Dispositive Power: 13,539,310
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 18,467,576
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 14.2%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 21 of 44

1.	Name of Reporting Persons: BREA IV L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 4,928,266
	6.	Shared Voting Power: 13,539,310
	7.	Sole Dispositive Power: 4,928,266
	8.	Shared Dispositive Power: 13,539,310
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 18,467,576
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 14.2%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 50420D108	Page 22 of 44

1.	Name of Reporting Persons: Blackstone Real Estate Associates V L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 15,638,580
	6.	Shared Voting Power: 13,539,310
	7.	Sole Dispositive Power: 15,638,580
	8.	Shared Dispositive Power: 13,539,310
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 29,177,890
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 22.5%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 23 of 44

1.	Name of Reporting Persons: BREA V L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 15,638,580
	6.	Shared Voting Power: 13,539,310
	7.	Sole Dispositive Power: 15,638,580
	8.	Shared Dispositive Power: 13,539,310
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 29,177,890
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 22.5%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 50420D108	Page 24 of 44

1.	Name of Reporting Persons: BREP V Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 888,596
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 888,596
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 888,596
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.7%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 50420D108	Page 25 of 44

1.	Name of Reporting Persons: BREP IV Side-by-Side GP L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 178,324
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 178,324
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 178,324
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 0.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 50420D108	Page 26 of 44

1.	Name of Reporting Persons: Blackstone Holdings II L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 35,173,076
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 35,173,076
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 35,173,076
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 27.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 27 of 44

1.	Name of Reporting Persons: Blackstone Holdings I/II GP Inc.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 35,173,076
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 35,173,076
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 35,173,076
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 27.1%
12.	Type of Reporting Person (See Instructions): CO

13G

CUSIP No. 50420D108	Page 28 of 44

1.	Name of Reporting Persons: The Blackstone Group L.P.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 35,173,076
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 35,173,076
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 35,173,076
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 27.1%
12.	Type of Reporting Person (See Instructions): PN

13G

CUSIP No. 50420D108	Page 29 of 44

1.	Name of Reporting Persons: Blackstone Group Management L.L.C.
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 35,173,076
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 35,173,076
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 35,173,076
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 27.1%
12.	Type of Reporting Person (See Instructions): OO

13G

CUSIP No. 50420D108	Page 30 of 44

1.	Name of Reporting Persons: Stephen A. Schwarzman
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization: United States
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	Sole Voting Power: 35,173,076
	6.	Shared Voting Power: 0
	7.	Sole Dispositive Power: 35,173,076
	8.	Shared Dispositive Power: 0
9.	Aggregate Amount Beneficially Owned by Each Reporting Person: 35,173,076
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐
11.	Percent of Class Represented by Amount in Row (9): 27.1%
12.	Type of Reporting Person (See Instructions): IN

Item 1.	(a). Name of Issuer

La Quinta Holdings Inc. (the “Issuer”)

(b). Address of Issuer’s Principal Executive Offices:

909 Hidden Ridge, Suite 600

Irving, Texas 75038

Item 2(a).	Name of Person Filing

Item 2(b).	Address of Principal Business Office

Item 2(c).	Citizenship

Each of the following is hereinafter individually referred to as a “Reporting Person” and collectively as the “Reporting Persons.” This statement is filed on behalf of:

(i)	BRE/LQJV-NQ L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ii)	BRE/Prime Mezz 2 L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iii)	Blackstone Real Estate Partners IV L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(iv)	Blackstone Real Estate Partners IV.F L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(v)	Blackstone Real Estate Partners IV.TE.2 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vi)	Blackstone Real Estate Partners (DC) IV.TE.1 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(vii)	Blackstone Real Estate Partners (DC) IV.TE.2 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(viii)	Blackstone Real Estate Partners (DC) IV.TE.3-A L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(ix)	Blackstone Real Estate Holdings IV L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(x)	Blackstone Real Estate Partners V L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: Cayman Islands

(xi)	Blackstone Real Estate Partners V.F L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xii)	Blackstone Real Estate Partners V.TE.1 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiii)	Blackstone Real Estate Partners V.TE.2 L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xiv)	Blackstone Real Estate Partners (AIV) V L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xv)	Blackstone Real Estate Holdings V L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvi)	BRE/Prime Mezz 3-A L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xvii)	BRE/Prime Holdings L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xviii)	WIH Hotels L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xix)	Blackstone Real Estate Associates IV L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xx)	BREA IV L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxi)	Blackstone Real Estate Associates V L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxii)	BREA V L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiii)	BREP V Side-by-Side GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxiv)	BREP IV Side-by-Side GP L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxv)	Blackstone Holdings II L.P.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvi)	Blackstone Holdings I/II GP Inc.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxvii)	The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxviii)	Blackstone Group Management L.L.C.

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: State of Delaware

(xxix)	Stephen A. Schwarzman

c/o The Blackstone Group L.P.

345 Park Avenue

New York, NY 10154

Citizenship: United States

BRE/LQJV-NQ L.L.C. (“BRE-NQ”) directly holds 13,539,310 shares of Common Stock (as defined below), BRE/Prime Mezz 2 L.L.C. (“BRE Prime”) directly holds 1,864,344 shares of Common Stock, Blackstone Real Estate Partners IV L.P. (“BREP IV”) directly holds 1,052,872 shares of Common Stock, Blackstone Real Estate Partners IV.F L.P. (“BREP IV F”) directly holds 354,094 shares of Common Stock, Blackstone Real Estate Partners IV.TE.2 L.P. (“BREP IV TE.2”) directly holds 143,262 shares of Common Stock, Blackstone Real Estate Partners (DC) IV.TE.1 L.P. (“BREPDC IV TE.1”) directly holds 381,502 shares of Common Stock, Blackstone Real Estate Partners (DC) IV.TE.2 L.P. (“BREPDC IV TE.2”) directly holds 524,036 shares of Common Stock, Blackstone Real Estate Partners (DC) IV.TE.3-A L.P. (“BREPDC IV TE.3”) directly holds 608,156 shares of Common Stock, Blackstone Real Estate Holdings IV L.P. (“BREH IV”) directly holds 178,324 shares of Common Stock, Blackstone Real Estate Partners V L.P. (“BREP V”) directly holds 6,091,344 shares of Common Stock, Blackstone Real Estate

Partners V.F L.P. (“BREP V F”) directly holds 1,541,053 shares of Common Stock, Blackstone Real Estate Partners V.TE.1 L.P. (“BREP V TE.1”) directly holds 2,193,670 shares of Common Stock, Blackstone Real Estate Partners V.TE.2 L.P. (“BREP V TE.2”) directly holds 5,635,931 shares of Common Stock, Blackstone Real Estate Partners (AIV) V L.P. (“BREP AIV V”) directly holds 176,582 shares of Common Stock, and Blackstone Real Estate Holdings V L.P. (“BREH V,” and together with BRE-NQ, BRE Prime, BREP IV, BREP IV F, BREP IV TE.2, BREPDC IV TE.1, BREPDC IV TE.2, BREPDC IV TE.3, BREH IV, BREP V, BREP V F, BREP V TE.1, BREP V TE.2 and BREP AIV V, the “Blackstone Funds”) directly holds 888,596 shares of Common Stock.

The managing members of BRE-NQ are BREP IV and BREP V.

The managing member of BRE Prime is BRE/Prime Mezz 3-A L.L.C. The managing member of BRE/Prime Mezz 3-A L.L.C. is BRE/Prime Holdings L.L.C. The managing member of BRE/Prime Holdings L.L.C. is WIH Hotels L.L.C. The managing member of WIH Hotels L.L.C. is BREP IV.

The general partner of each of BREP IV, BREP IV F, BREP IV TE.2, BREPDC IV TE.1, BREPDC IV TE.2 and BREPDC IV TE.3 is Blackstone Real Estate Associates IV L.P. The general partner of Blackstone Real Estate Associates IV L.P. is BREA IV L.L.C.

The general partner of each of BREP V, BREP V F, BREP V TE.1, BREP V TE.2 and BREP AIV V is Blackstone Real Estate Associates V L.P. The general partner of Blackstone Real Estate Associates V L.P. is BREA V L.L.C.

The general partner of Blackstone Real Estate Holdings V L.P. is BREP V Side-by-Side GP L.L.C. The general partner of Blackstone Real Estate Holdings IV L.P. is BREP IV Side-by-Side GP L.L.C.

The sole member of each of BREP IV Side-by-Side GP L.L.C. and BREP V Side-by-Side GP L.L.C. and managing member of each of BREA IV L.L.C. and BREA V L.L.C is Blackstone Holdings II L.P.

The general partner of Blackstone Holdings II L.P. is Blackstone Holdings I/II GP Inc. The sole shareholder of Blackstone Holdings I/II GP Inc. is The Blackstone Group L.P. The general partner of The Blackstone Group L.P. is Blackstone Group Management L.L.C. Blackstone Group Management L.L.C. is wholly-owned by Blackstone’s senior managing directors and controlled by its founder, Stephen A. Schwarzman.

Each such Reporting Person may be deemed to beneficially own the Common Stock beneficially owned by the Blackstone Funds directly or indirectly controlled by it or him, but neither the filing of this Schedule 13G nor any of its contents shall be deemed to constitute an admission that any Reporting Person (other than the Blackstone Funds to the extent they directly holds shares of Common Stock) is the beneficial owner of Common Stock referred to herein for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended, or for any other purpose and each of the Reporting Persons expressly disclaims beneficial ownership of such shares of Common Stock. The filing of this statement should not be construed to be an admission that any member of the Reporting Persons are members of a “group” for the purposes of Sections 13(d) and 13(g) of the Act.

Item 2(d).	Title of Class of Securities:

Common Stock, par value $0.01 per share (the “Common Stock”).

Item 2(e).	CUSIP Number:

50420D108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

Not applicable.

Item 4.	Ownership.

(a) Amount beneficially owned:

Calculations of the percentage of shares of Common Stock beneficially owned assume 129,638,534 shares of Common Stock outstanding as of October 23, 2015 as reported in the Quarterly Report on Form 10-Q filed by the Issuer with the Securities and Exchange Commission on October 29, 2015. As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the shares of Common Stock listed on such Reporting Person’s cover page.

BRE-NQ directly holds 13,539,310 shares of Common Stock, BRE Prime directly holds 1,864,344 shares of Common Stock, BREP IV directly holds 1,052,872 shares of Common Stock, BREP IV F directly holds 354,094 shares of Common Stock, BREP IV TE.2 directly holds 143,262 shares of Common Stock, BREPDC IV TE.1 directly holds 381,502 shares of Common Stock, BREPDC IV TE.2 directly holds 524,036 shares of Common Stock, BREPDC IV TE.3 directly holds 608,156 shares of Common Stock, BREH IV directly holds 178,324 shares of Common Stock, BREP V directly holds 6,091,344 shares of Common Stock, BREP V F directly holds 1,541,053 shares of Common Stock, BREP V TE.1 directly holds 2,193,670 shares of Common Stock, BREP V TE.2 directly holds 5,635,931 shares of Common Stock, BREP AIV V directly holds 176,582 shares of Common Stock, and BREH V directly holds 888,596 shares of Common Stock.

(b) Percent of class:

As of the date hereof, each of the Reporting Persons may be deemed to be the beneficial owner of the percentage of shares of Common Stock listed on such Reporting Person’s cover page.

(c) Number of Shares as to which the Reporting Person has:

(i)	Sole power to vote or to direct the vote:

See each cover page hereof.

(ii)	Shared power to vote or to direct the vote:

See each cover page hereof.

(iii)	Sole power to dispose or to direct the disposition of:

See each cover page hereof.

(iv)	Shared power to dispose or to direct the disposition of:

See each cover page hereof.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:  ☐

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Not applicable.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 16, 2016

BRE/LQJV-NQ L.L.C.
By: Blackstone Real Estate Partners IV L.P., its managing member
By: Blackstone Real Estate Associates IV L.P., its general partner
By: BREA IV L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BRE/PRIME MEZZ 2 L.L.C.
By: BRE/Prime Mezz 3-A L.L.C., its managing member
By: BRE/Prime Holdings L.L.C., its managing member
By: WIH Hotels L.L.C., its managing member
By: Blackstone Real Estate Partners IV L.P., its managing member
By: Blackstone Real Estate Associates IV L.P., its managing member
By: BREA IV L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BRE/PRIME MEZZ 3-A L.L.C.
By: BRE/Prime Holdings L.L.C., its managing member
By: WIH Hotels L.L.C., its managing member
By: Blackstone Real Estate Partners IV L.P., its managing member
By: Blackstone Real Estate Associates IV L.P., its managing member
By: BREA IV L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

[La Quinta Holdings Inc. – Schedule 13G/A]

BRE/PRIME HOLDINGS L.L.C.
By: WIH Hotels L.L.C., its managing member
By: Blackstone Real Estate Partners IV L.P., its managing member
By: Blackstone Real Estate Associates IV L.P., its managing member
By: BREA IV L.L.C., its general partner

	By:	/s/ Anthony W. Beovich
	Name:	Anthony W. Beovich
	Title:	Managing Director

WIH HOTELS L.L.C.
By: Blackstone Real Estate Partners IV L.P., its managing member
By: Blackstone Real Estate Associates IV L.P., its general partner
By: BREA IV L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS IV L.P.
By: Blackstone Real Estate Associates IV L.P., its general partner
By: BREA IV L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS IV.F L.P
By: Blackstone Real Estate Associates IV L.P., its general partner
By: BREA IV L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

[La Quinta Holdings Inc. – Schedule 13G/A]

BLACKSTONE REAL ESTATE PARTNERS IV.TE.2 L.P.
By:	Blackstone Real Estate Associates IV L.P.,
its general partner
By:	BREA IV L.L.C., its general partner

	By:	/s/ Anthony W. Beovich
	Name:	Anthony W. Beovich
	Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS (DC) IV.TE.1 L.P.
By: Blackstone Real Estate Associates IV L.P., its general partner
By:	BREA IV L.L.C., its general partner

	By:	/s/ Anthony W. Beovich
	Name:	Anthony W. Beovich
	Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS (DC) IV.TE.2 L.P.
By: Blackstone Real Estate Associates IV L.P., its general partner
By:	BREA IV L.L.C., its general partner

	By:	/s/ Anthony W. Beovich
	Name:	Anthony W. Beovich
	Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS (DC) IV.TE.3-A L.P.
By: Blackstone Real Estate Associates IV L.P., its general partner
By: BREA IV L.L.C., its general partner

		By:	/s/ Anthony W. Beovich
		Name:	Anthony W. Beovich
		Title:	Managing Director

[La Quinta Holdings Inc. – Schedule 13G/A]

BLACKSTONE REAL ESTATE HOLDINGS IV L.P.
By: BREP IV Side-by-Side GP L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS V L.P.
By: Blackstone Real Estate Associates V L.P., its general partner
By: BREA V L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS V.F L.P.
By: Blackstone Real Estate Associates V L.P., its general partner
By: BREA V L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS V.TE.1 L.P.
By: Blackstone Real Estate Associates V L.P., its general partner
By: BREA V L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

[La Quinta Holdings Inc. – Schedule 13G/A]

BLACKSTONE REAL ESTATE PARTNERS V.TE.2 L.P.
By: Blackstone Real Estate Associates V L.P., its general partner
By: BREA V L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE PARTNERS (AIV) V L.P.
By: Blackstone Real Estate Associates V L.P., its general partner
By: BREA V L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE HOLDINGS V L.P.
By: BREP V Side-by-Side GP L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES IV L.P.
By: BREA IV L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE REAL ESTATE ASSOCIATES V L.P.
By: BREA V L.L.C., its general partner

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

[La Quinta Holdings Inc. – Schedule 13G/A]

BREP IV SIDE-BY-SIDE GP L.L.C.

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BREP V SIDE-BY-SIDE GP L.L.C.

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BREA IV L.L.C.

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BREA V L.L.C.

By:	/s/ Anthony W. Beovich
Name:	Anthony W. Beovich
Title:	Managing Director

BLACKSTONE HOLDINGS II L.P.
By: Blackstone Holdings I/II GP Inc., its general partner

	By:	/s/ John G. Finley
	Name:	John G. Finley
	Title:	Chief Legal Officer

BLACKSTONE HOLDINGS I/II GP INC.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

[La Quinta Holdings Inc. – Schedule 13G/A]

THE BLACKSTONE GROUP L.P.
By: Blackstone Group Management L.L.C., its general partner

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

BLACKSTONE GROUP MANAGEMENT L.L.C.

By:	/s/ John G. Finley
Name:	John G. Finley
Title:	Chief Legal Officer

STEPHEN A. SCHWARZMAN

/s/ Stephen A. Schwarzman
Name:	Stephen A. Schwarzman

[La Quinta Holdings Inc. – Schedule 13G/A]